EXHIBIT 99.1


On May 15, 1998, the Registrant issued the following press release:


           "PYR ENERGY COMMENCES DRILLING CALIFORNIA EXPLORATION WELL

DENVER -- PYR Energy Corporation (OTC EBB: PYRX) today announced the start of drilling operations on its Mastiff Prospect (East Lost Hills) wildcat well in Kern County, California. PYR Energy has a 10.38% working interest in the well and prospect. The Bellevue Resources et al #1-17 East Lost Hills well, located in SE1/4, Sec 17, T26S, R21E, is to be drilled to an estimated total depth of 19,000 feet and is anticipated to take approximately 120 days to reach total depth. The well is designed to test prospective Miocene sandstone reservoirs in the Temblor Formation.

Bellevue Resources Inc., a subsidiary of Elk Point Resources, Ltd., is operator of the well. Other participants in the well include: Armstrong Resources, LLC, Berkley Petroleum Corporation, Ceniarth Inc., Paramount Resources, Ltd., Prima Energy Corporation, Richland Petroleum Corporation, STB Energy, Inc. and Westminster Resources, Ltd. PYR Energy and partners control approximately 20,000 net acres of leasehold over the prospect.

PYR  Energy   Corporation   applies  advanced  3-D  seismic  and  computer-aided
exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.

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This  release   contains   forward-looking   statements   regarding  PYR  Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."